Exhibit 99.1

KCAP Financial, Inc. Announces Sale of Wholly-Owned Asset Management Subsidiaries

NEW YORK, November 9, 2018 (GLOBE NEWSWIRE) – KCAP Financial, Inc. (NASDAQ: KCAP) announced today that it has entered into an agreement with LibreMax Intermediate Holdings, LP (“LibreMax”) under which KCAP’s wholly-owned asset management subsidiaries, Katonah Debt Advisors, L.L.C., Trimaran Advisors, L.L.C., and Trimaran Advisors Management, L.L.C., will be acquired by LibreMax through mergers with wholly-owned subsidiaries of LibreMax. Total consideration for the transaction, including accrued income and expenses, shall be $37.9 million in cash.

"The sale of KCAP’s broadly syndicated CLO asset management business to LibreMax is a great transaction for both companies. KCAP will shift its focus to middle market lending and LibreMax is in a great position to grow the CLO platform. KCAP will retain its management of the Joint Venture that it entered into with FC3 in 2017," said Ted Gilpin, Chief Financial Officer of KCAP.

KCAP’s Board of Directors has unanimously approved the agreement. The transaction is expected to close in 2018. The transaction is subject to customary closing conditions and approvals.

About KCAP Financial, Inc.

KCAP Financial, Inc. is a publicly traded, internally managed business development company. Our middle market investment business originates, structures, finances and manages a portfolio of term loans, mezzanine investments and selected equity securities in middle market companies.

KCAP Financial, Inc.'s filings with the Securities and Exchange Commission, earnings releases, press releases and other financial, operational and governance information are available on its website at www.kcapfinancial.com.

About LibreMax Capital

Founded in 2010, LibreMax Capital, LLC is a New York-based asset management firm specializing in structured credit with $2.9 billion in assets under management.

KCAP-G

CONTACT:	Ted Gilpin gilpin@kcapinc.com (212) 455-8300

Source: KCAP Financial, Inc.

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